   As filed with the Securities and Exchange Commission on January 15, 1998
                                                           Registration No. 333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                             --------------------

                                   FORM S-3

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                             ---------------------

                         R.R. Donnelley & Sons Company

            (Exact Name of Registrant as Specified in Its Charter)

                  Delaware                             36-1004130
       (State or Other Jurisdiction of              (I.R.S. Employer
       Incorporation or Organization)            Identification Number)


                             77 West Wacker Drive
                           Chicago, Illinois  60601
                           Telephone: (312) 326-8000

  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                         Monica M. Fohrman, Secretary
                             77 West Wacker Drive
                           Chicago, Illinois  60601
                           Telephone: (312) 326-8000


               (Name, Address, Including Zip Code, and Telephone
              Number, Including Area Code, of Agent For Service)
                             ---------------------

                                   Copy to:

                                 Jim L. Kaput
                                Sidley & Austin
                           One First National Plaza
                           Chicago, Illinois  60603

          Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ____________

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ________________

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

==================================================================================================
                                              Proposed          Proposed
 Title of Shares To Be          Amount         Maximum           Maximum              Amount of
      Registered                To Be         Aggregate         Aggregate         Registration Fee
                            Registered (1)      Price        Offering Price (2)
                                              Per Unit (2)
==================================================================================================
  Common Stock, par           4,400,000        $35.875         $163,803,156            $48,322
   value $1.25
--------------------------------------------------------------------------------------------------
  Preferred Stock             4,400,000 (3)      N/A               N/A                 N/A (3)
   Purchase Rights
==================================================================================================


(1) Also registered hereby are such additional and indeterminate number of shares of Common Stock and Preferred Stock Purchase Rights ("Rights") as may become issuable because of the provisions of the R.R. Donnelley & Sons Company 1995 Stock Incentive Plan, the R.R. Donnelley & Sons Company 1991 Stock Incentive Plan or the R.R. Donnelley & Sons Company 1986 Stock Incentive Plan relating to adjustments for changes resulting from stock dividends, stock splits and similar changes.

(2) Estimated solely for the purpose of calculating the Registration Fee and, pursuant to Rule 457(h) under the Securities Act of 1933, based upon the exercise price for shares subject to outstanding options ($76.96 being the highest exercise price for outstanding options) and the average of the high and low sale prices of Common Stock of the Registrant on The New York Stock Exchange on January 12, 1998 ($35.875) for all other shares.

(3) Rights are initially carried and traded with the Common Stock of the Company. Value attributable to such Rights, if any, is reflected in the market price of the Common Stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                 SUBJECT TO COMPLETION, DATED JANUARY 15, 1998



PROSPECTUS

                               4,400,000 Shares


                         R.R. DONNELLEY & SONS COMPANY

                                 Common Stock
                              __________________


          This Prospectus relates to up to 4,400,000 shares of Common Stock, par value $1.25 per share, including the associated Preferred Stock Purchase Rights ("Common Stock"), of R.R. Donnelley & Sons Company, a Delaware corporation (the "Company" or "Donnelley"), which may be offered and sold to permitted transferees of participants ("Participants") in the R.R. Donnelley & Sons Company 1995 Stock Incentive Plan (the "1995 Plan"), the R.R. Donnelley & Sons Company 1991 Stock Incentive Plan (the "1991 Plan") or the R.R. Donnelley & Sons Company 1986 Stock Incentive Plan (the "1986 Plan") pursuant to non-qualified stock options ("Stock Options") granted to such Participants thereunder. The 1995 Plan, the 1991 Plan and the 1986 Plan are each referred to herein as a "Plan," and are collectively referred to herein as the "Plans." Upon the approval of the Vice President, Compensation and Benefits or a member of the Human Resources Committee of the Board of Directors of Donnelley (the "Committee"), a Participant's Stock Option may be transferred in whole or in part by such Participant, provided that such transfer is made without consideration and is made to immediate family members of such Participant or to a trust or partnership for the exclusive benefit of such Participant and/or immediate family members. Each transfer must be made in accordance with the applicable Plan and the grant documents specifying the terms and conditions of such Stock Option. This Prospectus also relates to the offer and sale of Common Stock pursuant to such Stock Option to the beneficiaries of such permitted transferees, or the executors or administrators of their estates, or other persons duly authorized by law to administer the estate or assets of such persons.

                         ----------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ----------------------------


 As of the date of this Prospectus, all Stock Options granted under the Plans have had an exercise price equal to or greater than 100% of the fair market value of a share of Common Stock on the date of grant. Upon transfer, a Stock Option continues to be governed by and subject to the terms and limitations of the applicable Plan and the relevant grant, including provisions relating to exercise price.



               The date of this Prospectus is ____________, 1998


Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                               TABLE OF CONTENTS

                                                                   Page
                                                                   ----

   The Company.....................................................   2
   Use of Proceeds.................................................   2
   Description of the Plans and the Non-Qualified Stock Options....   2
   Certain Federal Income Tax Consequences.........................   5
   Description of Capital Stock....................................   6
   Description of Preferred Stock Purchase Rights..................   8
   Legal Matters...................................................  10
   Experts.........................................................  10
   Available Information...........................................  10
   Incorporation of Certain Documents By Reference.................  11

                                  THE COMPANY

          R.R. Donnelley & Sons Company, incorporated in the state of Delaware in 1956 as the successor to a business founded in 1864, is a world leader in distributing, managing and reproducing print and digital information for the publishing, retailing, merchandising and information technology markets worldwide. The Company is the largest commercial printer in North America. It is a major supplier in the United Kingdom and also provides services in Latin America, other locations in Europe and in Asia. Services provided to customers include presswork and binding, including on-demand customized publications; conventional and digital preproduction operations, including desktop publishing and filmless color imaging necessary to create a printed image; design and related creative services; electronic communication networks for simultaneous worldwide product releases; digital services to publishers; and the planning for and fulfillment of truck, rail, mail and air distribution for products of the Company and its customers, as well as third parties.

          The Company's executive offices are located at 77 West Wacker Drive, Chicago, Illinois 60601, and its telephone number is (312) 326-8000.


                                USE OF PROCEEDS

          The Company intends to use the net proceeds from the sale of the Common Stock for general corporate purposes.


         DESCRIPTION OF THE PLANS AND THE NON-QUALIFIED STOCK OPTIONS

General

          The purpose of each Plan is to provide incentives to management through rewards based upon the ownership or performance of the Common Stock and non-employee directors, through the grant of options to purchase Common Stock. Under the 1995 Plan, the Company may grant options to purchase Common Stock of the Company, including "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), stock appreciation rights, restricted stock, stock units and cash awards. Each grant or award is evidenced by a written agreement containing such provisions not inconsistent with the applicable Plan as approved by the Committee. Such agreement sets forth certain terms and conditions of the grant or award. Upon approval of the 1995 Plan, no further stock option grants could be made under the 1991 Plan or the 1986 Plan.

          The Plans are administered by the Committee which, subject to the express provisions of the 1995 Plan, has the authority to select eligible officers and other key management employees of the Company, its subsidiaries and any other entity designated by the Board of Directors or the Committee in which the Company has a direct or indirect equity interest for participation in the 1995 Plan and determine all of the terms and conditions of each grant or award. The Committee also has the authority to establish rules and regulations for administering the Plans and to decide questions of interpretation of any provision of the Plans. The Committee may delegate certain of its powers and authority under the Plans to the Chief Executive Officer or other executive officer of the Company as the Committee deems appropriate.

          The 1995 Plan became effective as of January 1, 1995 and will terminate on December 31, 1999 unless terminated prior to such date by the Board of Directors. Each of the 1991 Plan and the 1986 Plan has been terminated. Termination of any of the Plans does not affect the rights of any Participant under any grants or awards made prior to termination.

The Stock Options

          The number of shares of Common Stock subject to a non-qualified Stock Option, the period for the exercise of a non-qualified Stock Option and the option exercise price are determined by the Committee; provided that the option exercise price may not be less than the fair market value of a share of Common Stock on the date of grant and the period of exercise may not exceed ten years. The Committee determines whether a Stock Option will become exercisable in cumulative or noncumulative installments and in part or in full at any time. In general, Stock Options have had expiration dates ten years from the date of grant, an exercise price equal to the fair market value of a share of Common Stock on the date of grant, and become exercisable in annual installments over a four-year period.

Transferability

          The Plans provide that Stock Options are generally not transferable by a Participant except by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company and are exercisable during the Participant's lifetime only by the Participant. Notwithstanding the foregoing, the Committee may grant a Stock Option that is (or amend an outstanding Stock Option to provide that such Stock Option is) also transferable in whole or in part to one or more transferees, provided that: (i) any such transfer must be without consideration and (ii) each transferee must be an Immediate Family Member (as defined below), a trust established for the exclusive benefit of the Participant and/or Immediate Family Members or a partnership in which the Participant and/or Immediate Family Members are the only equity owners. Any proposed transfer of a Stock Option must be approved by the Vice President, Compensation and Benefits or a member of the Committee. The term "Immediate Family Member" means the Participant's spouse, child, stepchild or grandchild, and includes adoptive relationships. Any such permitted transferee of a Participant's Stock Options shall be referred to herein as a "Stock Option Transferee" and such Participant shall be referred to herein as a "Participant Transferor."

          This Prospectus relates to up to 4,400,000 shares of Common Stock which may be offered and sold to Stock Option Transferees pursuant to Stock Options that may be transferred as described in the immediately preceding paragraph. This Prospectus also relates to the offer and sale of Common Stock pursuant to such Stock Options to the beneficiaries of such Stock Option Transferees or the executors or administrators of their estates, or other persons duly authorized by law to administer the estates or assets of such persons. Upon transfer to a Stock Option Transferee, a Stock Option is governed by and subject to the terms and limitations of the applicable Plan and the relevant grant, as such grant may be amended by the Committee in consenting to a transfer of the Stock Option, and, subject to any such amendment, the Stock Option Transferee is entitled to the same rights as the Participant Transferor thereunder, as if no transfer had taken place. Accordingly, the rights of the Stock Option Transferee are subject to the terms and conditions of the original grant to the Participant Transferor, as amended, including provisions relating to the expiration date, exercisability, exercise price and forfeiture. For information regarding the Plans and the terms of a particular Stock Option grant, Stock Option Transferees may contact the Vice President, Compensation and Benefits, at (312) 326-8000. Once a Stock Option has been transferred to a Stock Option Transferee, it may not be subsequently transferred by the Stock Option Transferee except with the consent of the Committee or by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company.

Exercise of Options by Stock Option Transferees

          A Stock Option may be exercised by a Stock Option Transferee at any time from the date established in the applicable Plan or the original grant to the Participant Transferor until the close of business on the expiration date of the Stock Option as established in the applicable Plan or the original grant to the Participant Transferor, or the earlier date on which the Stock Option terminates due to the Participant Transferor's termination of employment or service as director, as discussed below.

A Stock Option may be exercised by giving written notice to the Company specifying the number of whole shares of Common Stock to be purchased. The notice of exercise must be accompanied by payment for the shares of Common Stock being purchased and payment of any tax withholding obligations. The agreement evidencing a Stock Option will set forth whether payment of the exercise price may be made (i) in cash, (ii) in previously owned whole shares of Common Stock (which the Stock Option Transferee has held for at least six months prior to delivery of such shares or which the Stock Option Transferee purchased on the open market and for which the Stock Option Transferee has good title free and clear of all liens and encumbrances) having a fair market value, determined as of the date of exercise, equal to the purchase price of the shares being purchased, or (iii) in a combination of cash and previously owned shares. The Committee has sole discretion to disapprove of an election pursuant to any of clauses (ii) or (iii). No certificate representing Common Stock shall be delivered until the full purchase price therefor and any tax withholding obligations have been paid.

          Under existing regulations of the Federal Reserve Board, a Stock Option Transferee may not make the payment of the exercise price in cash by or through a broker-assisted exercise of a Stock Option. At the time of exercise, however, a Stock Option Transferee may inquire of the Vice President, Compensation and Benefits, as to the availability of such payment procedure under the then prevailing regulations. If permitted by law, the Company may, in its sole discretion, permit payment of the exercise price in cash by or through a broker acceptable to the Company to whom the Stock Option Transferee has submitted an irrevocable notice of exercise.

          Any required tax withholding must be satisfied by the party required to recognize income in connection with the exercise of the Stock Option under the rules discussed below under the heading "CERTAIN FEDERAL INCOME TAX CONSEQUENCES." Accordingly, the receipt of the certificate representing Common Stock after the exercise of a Stock Option by a Stock Option Transferee is not entirely within his or her control when the Stock Option Transferee is not the party required to recognize income in connection with the exercise of the Stock Option. Once the exercise, payment of the purchase price and payment of any tax withholding obligations are completed as described above, a stock certificate for the appropriate number of shares will be delivered to the Stock Option Transferee or his or her estate or beneficiaries, or such shares shall otherwise be delivered in such manner as the person(s) entitled thereto may direct.

Effect of Termination of Employment or Service on the Board of Directors

          Because Stock Options transferred to Stock Option Transferees continue to be governed by the terms of the applicable Plan and the original grant, their exercisability continues to be affected by the Participant Transferor's employment or service status. In the event of termination of employment or service on the Board of Directors of the Participant Transferor by reason of retirement or total and permanent disability, each Stock Option is exercisable for a period of no more than five years after the date of such termination of employment or service on the Board of Directors but only to the extent otherwise exercisable on such date and in no event after the expiration of such Stock Option. In the event of termination of employment or service on the Board of Directors of the Participant Transferor by any reason other than retirement or total and permanent disability, each Stock Option is exercisable, unless otherwise provided in the agreement evidencing such Stock Option, for a period of no more than 90 days after the date of such termination of employment or service on the Board of Directors, but only to the extent otherwise exercisable on such date and in no event after the expiration of such Stock Option. In the event of the death of the Participant Transferor within five years after the Participant Transferor's termination of employment or service on the Board of Directors by reason of retirement or total and permanent disability, or 90 days after the Participant Transferor's termination of employment or service on the Board of Directors by any other reason, each Stock Option is exercisable for a period of 90 days after the date of death, but only to the extent otherwise exercisable on such date and in no event after the expiration of such Stock Option. The Company has no obligation to notify any Stock Option Transferee of the termination of employment or service on the Board of Directors of the Participant Transferor.

Change in Control

          In the event (i) a person (subject to certain exceptions) becomes the beneficial owner of 50% or more of the voting power of the Company's outstanding securities, (ii) during any period of two consecutive years beginning on or after January 1, 1995, individuals who at the beginning of such period constitute the Board of Directors and any new director whose election was approved by at least two-thirds of the directors still in office who either were directors at the beginning of the period or whose election was previously so approved, cease to constitute a majority of the Board of Directors or (iii) the stockholders approve a merger or consolidation with any other corporation (unless the Company's stockholders and any employee benefit plan of the Company receive 50% or more of the voting stock of the surviving company or unless the merger or consolidation implements a recapitalization in which no person acquires more than 50% of the combined voting power of the Company's outstanding securities) or (iv) the stockholders approve a complete liquidation of the Company or sale of all or substantially all of the Company's assets, all Stock Options will be fully and immediately exercisable.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

          The following summary discusses the federal income tax consequences of a transfer of a Stock Option and of the exercise of such Stock Option. The summary is not a complete description of tax consequences applicable to a Participant Transferor and Stock Option Transferee. Accordingly, prior to transferring a Stock Option, a Participant should consult with his or her personal tax advisor concerning the possible federal, state and local income, gift, estate, inheritance, generation skipping and other tax consequences of such a transfer, and a Stock Option Transferee should consult with his or her personal tax advisor concerning the possible federal, state and local income and other tax consequences of the exercise of a Stock Option.

Income Tax Consequences for Participant Transferor

          The Company has been advised by its tax counsel that a Participant who transfers a Stock Option by gift to a Stock Option Transferee will not recognize income at the time of the transfer. Instead, if the Stock Option is exercised while the Participant Transferor is living, the Participant Transferor will recognize ordinary income at the time the Stock Option Transferee exercises the Stock Option in an amount equal to the excess, if any, of the fair market value of the shares purchased on the date of exercise (which will not necessarily be equal to the price at which such shares are sold, even if sold on the same day as exercise) over the exercise price.

          Any income recognized by the Participant Transferor will be subject to required tax withholding by the Company. Payment of the withholding obligation by the Participant Transferor may be made (i) in cash, (ii) in previously owned whole shares of Common Stock (which the Stock Option Transferee has held for at least six months prior to delivery of such shares or which the Stock Option Transferee purchased on the open market and for which the Stock Option Transferee has good title free and clear of all liens and encumbrances) having a fair market value, determined as of the date of exercise, equal to the exercise price of the shares being purchased, or (iii) in a combination of cash and previously owned shares. The Committee has sole discretion to disapprove of an election pursuant to any of clauses (ii) or (iii). Subject to certain limitations, the Company will generally be entitled to claim a federal income tax deduction at such time and in the same amount that the Participant Transferor recognizes ordinary income.

Income Tax Consequences for Stock Option Transferee

          The Company also has been advised that a Stock Option Transferee will not recognize income at the time of the transfer of a Stock Option by gift. As described in the preceding two paragraphs, the Participant Transferor and not the Stock Option Transferee will recognize ordinary compensation income at the time the Stock Option Transferee exercises the Stock Option. A Stock Option Transferee who chooses to exercise a Stock Option in whole or in part by delivery of previously owned shares of Common Stock should consult with his or her personal tax advisor concerning the tax consequences of such a transaction.

Income Tax Consequences upon the Subsequent Sale of Common Stock

          If shares acquired upon exercise of a Stock Option are later sold or exchanged, then the difference between the sales price and the Stock Option Transferee's tax basis for the shares will generally be taxable as long-term or short-term capital gain or loss (if the stock is a capital asset of the taxpayer), depending upon whether the stock has been held for more than 18 months after the exercise date. If the Stock Option is exercised by the Stock Option Transferee for cash, the tax basis for the shares in the hands of the Stock Option Transferee would be the exercise price for the Stock Option plus the amount of the income recognized by either the Stock Option Transferee or the Participant Transferor at the time of exercise. Different basis rules will apply if the Stock Option Transferee delivered previously owned shares of Common Stock in payment of all or a portion of the exercise price of the Stock Option.

                          DESCRIPTION OF CAPITAL STOCK

          The authorized capital stock of Donnelley consists of: (i) 500,000,000 shares of Common Stock, of which 150,889,050 shares and Stock Options to purchase 9,712,350 shares of Common Stock were outstanding at December 31, 1997 and (ii) 2,000,000 shares of Preferred Stock, $1.00 par value ("Preferred Stock"), none of which is outstanding, but 500,000 shares of which have been designated as Series A Junior Participating Preferred Stock. See "Description of Preferred Stock Purchase Rights." The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Restated Certificate of Incorporation and the By-Laws of the Company and to the Delaware General Corporation Law (the "DGCL").

Preferred Stock

          The Board of Directors is authorized to provide for the issuance from time to time of shares of the Preferred Stock in series and to fix the designation, dividend rate, voting rights, redemption price or prices, voluntary and involuntary liquidation prices, sinking fund provisions, if any, and conversion provisions, if any, applicable to the shares of such series and any other rights and preferences. In the event shares of Preferred Stock are issued which have been designated to receive cumulative dividends or which include sinking fund requirements, conversion or redemption provisions, such issuance could have an adverse effect on the availability of earnings for distribution to the holders of Common Stock.

Dividends

          Subject to the prior dividend rights as may be fixed by the Board of Directors in creating a new series of Preferred Stock, holders of Common Stock are entitled to receive, from funds legally available therefor, dividends when and as declared by the Board of Directors.

Voting Rights

          The holders of shares of Common Stock are entitled to one vote for each share held, without the right to cumulate votes for the election of directors. Under Donnelley's Restated Certificate of Incorporation and By-Laws:
(a) the Board of Directors is divided into three classes, and each director is elected to serve for a three-year term; (b) the number of directors which constitutes the full Board of Directors of Donnelley shall be not less than nine nor more than 12; and (c) the affirmative vote of the holders of at least
66 2/3% of the voting power of the outstanding shares of capital stock of Donnelley entitled to vote generally in the election of directors is required to amend or repeal the foregoing provisions.

          Donnelley may not sell, lease or exchange all or substantially all of its property and assets nor may it merge or consolidate except with a corporation of which at least 90% of the outstanding shares of each class of the stock is owned by Donnelley, unless authorized by the affirmative vote of the holders of not less than 66 2/3% of the outstanding shares of stock of each class having voting power with respect to the proposed transaction and the affirmative vote of the holders of not less than 66 2/3% of the outstanding shares of stock of each class having voting power is required to amend or repeal the foregoing provision.

Liquidation

          Upon any liquidation, dissolution or winding up of Donnelley, the holders of Common Stock will be entitled to receive, pro rata, after the creditors of Donnelley have been paid and the holders of any then outstanding series of Preferred Stock shall have received their liquidation preferences, all the remaining assets of Donnelley in proportion to their share holdings.

Pre-emptive Rights

          Holders of Common Stock do not have pre-emptive rights to acquire any securities of Donnelley.

General

          The outstanding shares of Common Stock are fully paid and nonassessable. The outstanding shares of Common Stock are listed on the New York, Chicago and Pacific Stock Exchanges. The Transfer Agent and Registrar for the Common Stock is First Chicago Trust Company of New York.

Certain Charter and By-law Provisions

          Certain provisions of Donnelley's Restated Certificate of Incorporation and By-laws, summarized in the following paragraphs, may be considered to have an anti-takeover effect and may delay, deter or prevent a tender offer, proxy contest or other takeover attempt that a stockholder might consider to be in such stockholder's best interest, including such an attempt as might result in payment of a premium over the market price for shares held by stockholders.

Classified Board of Directors

          Donnelley's Restated Certificate of Incorporation provides for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year. Classification of the Board of Directors expands the time required to change the composition of a majority of directors and may tend to discourage a proxy contest or other takeover bid for Donnelley. Moreover, under the DGCL, in the case of a corporation having a classified board of directors, the stockholders may remove a director only for cause. These provisions, when coupled with provisions of Donnelley's Restated Certificate of Incorporation authorizing only the Board of Directors to fill vacant directorships, will preclude stockholders of Donnelley from removing incumbent directors without cause and simultaneously gaining control of the Board of Directors by filling the vacancies with their own nominees.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

          Donnelley's By-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at a meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive office of Donnelley not less than 60 days nor more than 90 days prior to the scheduled meeting (or, if less than 75 days notice or prior public disclosure of the date of such meeting is given, not later than the close of business on the tenth day following the earlier of (i) the day on which such notice of the date of the meeting was mailed, or (ii) the day on which public disclosure of the date of the special meeting was made). Donnelley's By-laws also specify certain requirements pertaining to the form and substance of a stockholder's notice. These provisions may preclude some stockholders from making nominations for directors at an annual or special meeting or from bringing other matters before the stockholders at a meeting.

No Action by Written Consent of the Stockholders

          Donnelley's Restated Certificate of Incorporation does not allow the stockholders of Donnelley to take action by written consent.

Delaware Takeover Statute

          Section 203 of the DGCL ("Section 203") prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which such person became an interested stockholder unless: (i) prior to such date, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or (ii) upon becoming an interested stockholder, the stockholder then owned at least 85% of the voting stock, as defined in Section 203; or (iii) subsequent to such date, the business combination is approved by both the board of directors and by holders of at least 66 2/3% of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder. For these purposes, the term "business combination" includes mergers, asset sales and other similar transactions with an "interested stockholder." An "interested stockholder" is a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of the corporation's voting stock.

Limitations of Liability

          Donnelley's Restated Certificate of Incorporation contains a provision that is designed to limit the directors' liability to the extent permitted by the DGCL and any amendments thereto. Specifically, directors will not be held personally liable to Donnelley or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for a breach of the duty of loyalty to Donnelley or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of an improper dividend or improper repurchase of

Donnelley's stock under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The principal effect of the limitation of liability provision is that a stockholder is unable to prosecute an action for monetary damages against a director of Donnelley unless the stockholder can demonstrate one of the specified bases for liability. This provision, however, does not eliminate or limit director liability arising in connection with causes of action brought under the federal securities laws. While Donnelley's Restated Certificate of Incorporation limits the personal liability of directors, it does not eliminate the directors' duty of care. The inclusion of the limitation of liability provision in Donnelley's Restated Certificate of Incorporation may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited Donnelley and its stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director's breach of the duty of care.

Indemnification

          Donnelley's By-laws also provide that Donnelley will indemnify its directors and officers to the fullest extent permitted by Delaware law. Donnelley is generally required to indemnify its directors and officers for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director's or officer's position with Donnelley or another entity for which the director or officer serves at Donnelley's request, subject to certain conditions, and to advance funds to its directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceedings or acted in good faith and in what was reasonably believed to be a lawful manner in Donnelley's best interest.


                DESCRIPTION OF PREFERRED STOCK PURCHASE RIGHTS


          On April 25, 1996, the Board of Directors of the Company declared a dividend distribution of one right (a "Right") for each outstanding share of the Common Stock to stockholders of record at the close of business on August 8, 1996 (the "Record Date"). The Board of Directors of the Company also authorized the issuance of one Right for each share of Common Stock issued after the Record Date and prior to the earliest of the Distribution Date (as defined below), the redemption of the Rights and the expiration of the Rights and, in certain circumstances, after the Distribution Date. Except as set forth below and subject to adjustment as provided in the Rights Agreement (defined below), each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Preferred Stock at a purchase price of $140 per Right (the "Purchase Price"). The description and terms of the Rights are set forth in a Rights Agreement, dated as of April 25, 1996 (the "Rights Agreement"), between the Company and First Chicago Trust Company of New York, as Rights Agent.

          The Rights are attached to the shares of Common Stock and no separate Rights Certificates (as defined below) will be distributed prior to the Distribution Date (as defined below). The Rights will separate from the Common Stock upon the earliest of (i) 10 days following a public announcement that a person or group (an "Acquiring Person"), together with persons affiliated or associated with it, has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Common Stock (the "Stock Acquisition Date"), (ii) 10 business days (or such later date as the Board of Directors of the Company shall determine) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of such outstanding shares of Common Stock, or (iii) 10 business days following a determination by the Board of Directors of the Company that a person (an "Adverse Person"), alone or together with its affiliates and associates, has become the beneficial owner of more than 10% of the outstanding Common Stock and that (a) such beneficial ownership is intended to cause the Company to repurchase the common stock beneficially owned by such person or to cause pressure on the Company to take action or enter into transactions intended to provide such person with short-term financial gain under the circumstances where the Board of Directors of the Company determines that the best long-term interests of the Company would not be served by taking such action or entering into such transactions at the time or (b) such beneficial ownership is causing or reasonably likely to cause a material adverse impact on the business or prospects of the Company (the earliest of such dates being called the "Distribution Date").

          Until the Distribution Date (or earlier redemption or expiration of the Rights), (i) the Rights will be transferred with and only with the Common Stock (except in connection with redemption of the Rights), (ii) new Common Stock certificates issued after the Record Date upon transfer, replacement or new issuance of Common Stock will contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificates for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.

          The Rights will become first exercisable on the Distribution Date and will expire at the close of business on August 8, 2006 (the "Expiration Date"), unless earlier redeemed by the Company as described below. Notwithstanding the foregoing, the Rights will not be exercisable after the occurrence of a Triggering Event (defined below) until the Registrant's right of redemption has expired.

          As soon as practicable after the Distribution Date, separate certificates evidencing the Rights (the "Rights Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and, thereafter, such separate Rights Certificates alone will evidence the Rights. Except for shares of Common Stock issued or sold after the Distribution Date pursuant to the exercise of stock options or under any employee benefit plan or arrangement granted or awarded prior to the Distribution Date, or the exercise, conversion or exchange of securities issued by the Company, and except as otherwise determined by the Board of Directors, only shares of Common Stock issued prior to the Distribution Date will be issued with Rights.

          In the event that any person shall become (a) an Acquiring Person (except (i) pursuant to an offer for all outstanding shares of Common Stock which the independent directors determine to be fair to and otherwise in the best interest of the Company and its stockholders after receiving advice from one or more investment banking firms (a "Qualifying Offer") and (ii) for certain persons who report their ownership on Schedule 13G under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or on Schedule 13D under the Exchange Act, provided that they do not state any intention to, or reserve the right to, control or influence the Company and such persons certify that they became an Acquiring Person inadvertently and they agree that they will not acquire any additional shares of Common Stock) or (b) an Adverse Person (either such event is referred to herein as a "Triggering Event"), then the Rights will "flip-in" and entitle each holder of a Right, except as provided below, to purchase, upon exercise at the then current Purchase Price, that number of shares of Common Stock having a market value of two times such Purchase Price.

          Any Rights beneficially owned at any time on or after the earlier of the Distribution Date and the Stock Acquisition Date by an Acquiring Person, an Adverse Person or an affiliate or associate of an Acquiring Person or an Adverse Person (whether or not such ownership is subsequently transferred) will become null and void upon the occurrence of a Triggering Event, and any holder of such Rights will have no right to exercise such Rights.

          In the event that, following a Stock Acquisition Date, the Company is acquired in a merger or other business combination in which the Common Stock does not remain outstanding or is changed (other than a merger consummated pursuant to a Qualifying Offer) or 50% of the assets or earning power of the Company and its subsidiaries (taken as a whole) is sold or otherwise transferred to any person (other than the Company or any subsidiary of the Company) in one transaction or a series of related transactions, the Rights will "flip-over" and entitle each holder of a Right, except as provided in the preceding paragraph, to purchase, upon the exercise of the Right at the then current Purchase Price, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times such Purchase Price.

          The Purchase Price is subject to adjustment from time to time to prevent dilution upon the (i) declaration of a dividend on the Preferred Stock payable in shares of Preferred Stock, (ii) subdivision of the outstanding Preferred Stock, (iii) combination of the outstanding Preferred Stock into a smaller number of shares, (iv) issuance of any shares of the Registrant's capital stock in a reclassification of the Preferred Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation), (v) grant to holders of the Preferred Stock of certain rights, options, or warrants to subscribe for Preferred Stock or securities convertible into Preferred Stock at less than the current market price of the Preferred Stock, or (vi) distribution to holders of the Preferred Stock of other evidences of indebtedness, cash (other than a regular quarterly cash dividend payable out of the earnings or retained earnings of the Company), subscription rights, warrants, or assets (other than a dividend payable in Preferred Stock, but including any dividend payable in stock other than Preferred Stock).

          With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% of the Purchase Price.

          At any time until the earlier of (i) ten days following the Stock Acquisition Date and (ii) the Expiration Date, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right, subject to adjustments. The Company may, at its option, pay the redemption price in cash, shares of Common Stock (based on the current market price of the Common Stock at the time of redemption) or any other form of consideration deemed appropriate by the Board of Directors of the Company. Immediately upon the action of the Registrant's Board of Directors ordering redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the applicable redemption price. In addition, after a Triggering Event, at the election of the Board of Directors of the Company the outstanding Rights (other than those beneficially owned by an Acquiring Person, Adverse Person or an affiliate or associate of an Acquiring Person or Adverse Person) may be exchanged, in whole or in part, for shares of Common Stock, or shares of preferred stock of the Company having essentially the same value or economic rights as such shares of Common Stock. Immediately upon the action of the Board of Directors of the Company authorizing any such exchange, and without any further action or any notice, the Rights (other than Rights which are not subject to such exchange) will terminate and such Rights will only entitle holders to receive the shares issuable upon such exchange.

          Until a Right is exercised, the holder thereof, as such will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration) of the Company or for common stock of the acquiring company as set forth above.

          At any time prior to the Distribution Date, the Company may, without the approval of any holder of the Rights, supplement or amend any provision of the Rights Agreement. Thereafter, the Rights Agreement may be amended only (i) to cure ambiguities, (ii) to correct inconsistent provisions, (iii) to shorten or lengthen any time period thereunder or (iv) in ways that do not adversely affect the Rights holders (other than an Acquiring Person or Adverse Person). From and after the Distribution Date, the Rights Agreement may not be amended to lengthen (A) a time period relating to when the Rights may be redeemed at such time as the Rights are not then redeemable, or (B) any other time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the rights of, and/or the benefits to, the holders of Rights (other than an Acquiring Person or Adverse Person).

          The Rights have certain antitakeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company's Board of Directors. The Rights should not interfere with any merger or other business combination approved by the Board of Directors of the Company since the Board of Directors may, at its option, at any time until ten days following the Stock Acquisition Date, redeem all, but no less than all, of the then outstanding Rights at the applicable redemption price.


                                 LEGAL MATTERS

          The legality of the Securities offered hereby will be passed upon for the Company by Sidley & Austin.


                                    EXPERTS

          The consolidated financial statements and schedules of the Company included in its Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                             AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all information set forth in the Registration Statement and reference is hereby made to the Registration Statement and the exhibits thereto for further information with respect to the Company and the shares of Common Stock offered hereby. Such reports, proxy statements, Registration Statement and exhibits and other information omitted from this Prospectus can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its Northeast Regional Office located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Midwest Regional Office located at Citicorp Center,

500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. Such reports, proxy and information statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605, and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104, on which the Common Stock is listed.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents heretofore filed with the Commission by the Company under the Exchange Act are incorporated herein by reference:

          (a) the Annual Report of the Company on Form 10-K for the year ended December 31, 1996;

          (b) the Quarterly Reports of the Company on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;

          (c) the Current Report of the Company on Form 8-K dated December 15, 1997;

          (d) the description of the Rights contained in the Company's Registration Statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

          (e) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

          All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock contemplated hereby shall be deemed to be incorporated by reference into this Prospectus and to be made a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

          Copies of the above documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents) may be obtained upon written or oral request without charge from the Company, Requests by telephone for such copies should be directed to (312) 326-8282.

[Alternate Sections for "Description of the Plans and the Non-qualified Stock Options--Effect of Termination of Employment" and "--Change in Control"]

Effect of Termination of Employment

          Because Stock Options transferred to Stock Option Transferees continue to be governed by the terms of the applicable Plan and the original grant, their exercisability continues to be affected by the Participant Transferor's employment status. In the event of termination of employment of the Participant Transferor by reason of death or Disability (as defined below), by the Company without Cause (as defined below), by the Participant Transferor for Good Reason (as defined below), by retirement on or after age 65 or by retirement on or after age 55 with the Company's consent, each Stock Option shall immediately become exercisable in full and shall continue to be exercisable for the full term of the Stock Option. In the event of termination of employment of the Participant Transferor for any other reason, each Stock Option shall be exercisable, except in the event of a change in control of the Company as described below, for a period of no more than 90 days after the date of such termination of employment, but only to the extent otherwise exercisable on such date and in no event after the expiration of such Stock Option. The Company has no obligation to notify any Stock Option Transferee of the termination of employment of the Participant Transferor.

          For the purpose of the Stock Options, and as more fully described in the Participant Transferor's employment agreement (the "Employment Agreement"), the terms "Disability," "Cause" and "Good Reason" are defined as follows. "Disability" means the Participant Transferor's inability to substantially perform such person's duties and responsibilities for a period of 180 consecutive days, as determined by an approved medical doctor. "Cause" means that (i) the Participant Transferor has engaged in conduct that constitutes willful gross neglect or willful gross misconduct resulting, in either case, in material economic harm to the Company or substantial damage to the Company's reputation, unless the Participant Transferor believed in good faith that such act or nonact was in or not contrary to the best interests of the Company; or
(ii) the Participant Transferor is convicted of a felony involving moral turpitude, fraud or embezzlement. A termination for "Good Reason" means a termination of the employment initiated by the Participant Transferor following the occurrence, without the Participant Transferor's written consent, of: (i) a reduction in the Participant Transferor's then current salary, a reduction in the target award opportunity under any long term incentive plan, a termination or material reduction of any employee benefit or perquisite (other than as part of an across-the-board reduction in any employee benefit or perquisite applicable to all executive officers of the Company), or a failure by the Company to pay the Participant Transferor any amount of salary, incentive compensation or other compensation or any material benefit amount due within seven (7) days of the date such amount is due; (ii) the failure to elect or reelect the Participant Transferor to, or the removal of the Participant Transferor from, any of the positions specified in the Employment Agreement;
(iii) a material diminution in the Participant Transferor's duties as set forth in the Employment Agreement, or the assignment to the Participant Transferor of duties or responsibilities that are materially inconsistent with such duties or which materially impair the Participant Transferor's ability to function thereunder; (iv) the failure to continue the Participant Transferor's participation in any incentive compensation plan unless a plan providing a substantially similar opportunity is substituted; (v) the relocation of the Company's principal office or the Participant Transferor's own office to a location more than 25 miles from Chicago, Illinois; or (vi) the failure of the Company to obtain the assumption in writing of its obligation to perform the Employment Agreement by any successor to all or substantially all of the assets of the Company within 15 days after a merger, consolidation, sale or similar transaction.

Change in Control

          In the event (i) a person (subject to certain exceptions) becomes the beneficial owner of 50% or more of the voting power of the Company's outstanding securities, (ii) during any period of two consecutive years beginning on or after March 18, 1997, individuals who at the beginning of such period constitute the Board of Directors and any new director whose election was approved by at least two-thirds of the directors still in office who either were directors at the beginning of the period or whose election was previously so approved, cease to constitute a majority of the Board of Directors, (iii) the stockholders approve a merger or consolidation with any other corporation (unless the Company's stockholders and any employee benefit plan of the Company receive 50% or more of the voting stock of the surviving company or unless the merger or consolidation implements a recapitalization in which no person acquires more than 50% of the combined voting power of the Company's outstanding securities) or (iv) the stockholders approve a complete liquidation of the Company or sale of all or substantially all of the Company's assets, all Stock Options will be fully and immediately exercisable.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

          The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimated, except the SEC registration fee.


     SEC registration fee........................ $48,322
     Legal fees and expenses.....................  15,000
     Fees of accountants.........................   2,000

                                                  $65,322
                                                  =======


Item 15.  Indemnification of Directors and Officers.

          Reference is made to Section 145 of the Delaware General Corporation Law which provides for indemnification of directors and officers in certain circumstances.

          Article Twelfth of the Company's Restated Certificate of Incorporation, which Certificate was filed as an exhibit to the Company's Form 10-Q for the quarter ended March 31, 1996, is incorporated herein by reference.

          The Company has purchased liability insurance covering its directors and officers to provide protection in certain circumstances where the Company cannot indemnify a director or director, in addition to protection to the Company in certain circumstances where a director or an officer may be indemnified by the Company under the provisions of Delaware law.

Item 16.  Exhibits.

          A list of exhibits included as part of this Registration Statements is set forth in the Exhibit Index appearing elsewhere herein and is incorporated herein by reference.

Item 17.  Undertakings.

               (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 15th day of January, 1998.

                            R.R. DONNELLEY & SONS COMPANY


                            By:  /s/ Monica M. Fohrman
                                 ---------------------------------
                                      Monica M. Fohrman
                                      Secretary



                               POWER OF ATTORNEY

          KNOW ALL PEOPLE BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Monica M. Fohrman and Cheryl A. Francis, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.

  Name                                      Title                   Date
  ----                                      -----                   ----


/s/ William L. Davis            Chairman and Chief             January 15, 1998
-------------------------       Executive Officer (Principal
William L. Davis                Executive Officer)


/s/ Cheryl A. Francis           Executive Vice President       January 15, 1998
-------------------------       and Chief Financial Officer
Cheryl A. Francis               (Principal Financial Officer)


/s/ Peter F. Murphy             Vice President and             January 5, 1998
-------------------------       Controller (Principal
Peter F. Murphy                 Accounting Officer)


/s/ Martha Layne Collins        Director                       December 29, 1997
-------------------------
Martha Layne Collins



/s/ James R. Donnelley          Director                       January 15, 1998
--------------------------
James R. Donnelley


/s/ Charles C. Haffner III      Director                       January 15, 1998
--------------------------
Charles C. Haffner III


/s/ Judith H. Hamilton          Director                       January 15, 1998
--------------------------
Judith H. Hamilton

/s/ Thomas S. Johnson                   Director              January 15, 1998
----------------------------
Thomas S. Johnson

/s/ George A. Lorch                     Director              December 23, 1997
-----------------------------
George A. Lorch


/s/ M. Bernard Puckett                  Director              January 15, 1998
----------------------------
M. Bernard Puckett


/s/ William D. Sanders                  Director              January 15, 1998
-----------------------------
William D. Sanders


/s/ Oliver R. Sockwell                  Director              December 24, 1997
------------------------------
Oliver R. Sockwell


/s/ Bide L. Thomas                      Director              December 27, 1997
------------------------------
Bide L. Thomas


/s/ Stephen M. Wolf                     Director              December 23, 1997
------------------------------
Stephen M. Wolf

                                 EXHIBIT INDEX

  Exhibit
  Number
  ------

  4.1     Restated Certificate of Incorporation (1)

  4.2     By-Laws (2)

  4.3     Amendment to By-Laws adopted November 22, 1997 (2)

  4.4 Rights Agreement, dated as of April 25, 1996 between R.R. Donnelley & Sons Company and First Chicago Trust Company of New York (3)

  *5      Opinion of Sidley & Austin

  *8      Opinion of Sidley & Austin

  *23.1   Consent of Arthur Andersen LLP

  *23.2   Consent of Sidley & Austin (included in Exhibits 5 and 8)

  *24     Powers of Attorney (included elsewhere herein)

  99.1    1995 Stock Incentive Plan, as amended (4)

  99.2    1991 Stock Incentive Plan, as amended (5)

  99.3    1986 Stock Incentive Plan, as amended (5)

  *99.4   Forms of Stock Option Agreement

  ______

  *Filed herewith

(1) Exhibit 3.I to Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1996 (Commission File No. 1-4694).

(2) Exhibits 3(ii)(a) and 3(ii)(b), respectively, to Current Report on Form 8-K dated December 15, 1997 (Commission File No. 1-4694).

(3)  Filed on June 5, 1996 as Exhibit 4 to Form 8-A (Commission File No.
     1-4694).

(4) Exhibit 10(a) to Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997 (Commission File No. 1-4694).

(5) Exhibits 10(b) and 10(a), respectively, to Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1996 (Commission File No. 1-4694).